Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-273062 and 333-266302) and Form S-8 (Nos. 333-231336, 333-219382, 333-270245, 333-257972, 333-273069, and 333-272177) of Cibus, Inc., (the “Company”) of our report dated March 20, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ BDO USA, P.C.

San Diego, California
March 20, 2025